2008 Stock Option Plan for U. S. Energy Corp.
Indpendent Directors and Advisory Board Members

Article I

Purpose

This Stock Option Plan (hereafter the "Plan") of U. S. Energy Corp. (the "Company") for Independent Directors and Advisory Board members, is intended to advance the Company by providing an  to obtain a proprietary interest to those persons who serve as Independent Directors or Advisory Board members for the Company.

Article II

Definitions

For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth:

a.           For purposes of this Plan, "Board” or “Committee" shall mean the Company's Board of Director members who are not Independent Directors or Advisory Board members as defined by NASDAQ.  The Committee shall be composed of not less than three persons.  No Independent Board or Advisory Board members are allowed to vote on the issuance of options under this Plan.

b.           "Code" shall mean the Internal Revenue Code of 1986 as amended from time to time, and the rules and regulations promulgated thereunder.

c.           "Common Shares" shall mean shares of the Company's Common Stock, or, in the event that the outstanding Common Shares are hereafter changed into or exchanged for different shares or securities of the Company, such other shares or securities.

d.           "Company" shall mean U. S. Energy Corp., a Wyoming Corporation, and any parent or subsidiary of such corporation, as the terms "parent" and "subsidiary" are defined in Sections 425(e) and (f) of the Code.

e.           "Fair Market Value" shall mean, with respect to the date a given stock option is granted or exercised, the average of the highest and lowest reported sales prices of the Common Shares as reported in any trading market where the Company then is listed, or if there were no transactions in the Common Shares on such day, then the last preceding day on which transactions took place. If the Common Shares of the Company are not traded in any public market, then fair value may be established by reference to sales of Common Shares by the Company, or to sales by shareholders of outstanding Common Shares held by them, or to sales by third parties of outstanding Common Shares which had been owned by shareholders of record (for example, sales by a trustee in bankruptcy or a secured creditor or by order of court in domestic relations or probate proceedings). The above notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more equitable for Plan purposes or as is required by applicable laws or regulations. The Committee always shall take into account and duly consider developments in the Company since the date of the sale or sales being used to determine Fair Market Value, including without limitation material changes in earnings per Common Share, contracts for new business, and other factors.

-1

f.           " Stock Option" or "Option" shall mean a non-qualified stock option issued under the Plan which is not intended to meet the terms of Code Section 422A for qualified options (i.e., a "Non-Qualified Stock Option").

g.           "Optionee" shall mean the person to whom has been granted an Stock Option.

h.           "Stock Option Agreement" shall mean the agreement between the Company and the Optionee under which the Optionee may purchase Common Shares.

i.           "Vesting" and "vested" shall mean the times(s) when options are exercisable as determined by the Committee (or the Board if no Committee has been established), subject to the provisions of this Plan.

Article III
Administration

3.1           The Committee  shall administer the Plan with full power to grant Stock Options, and construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper.

3.2           The determination of those eligible to receive Options, and the amount and terms and conditions of such Options shall rest in the sole discretion of the Committee, subject to the provisions of this Plan. Eligibility and vesting shall be determined under Article V.

3.3           The Committee may cancel any Options if an Optionee conducts herself or himself in a manner which the Committee in good faith determines to be not in the best interests of the Company, as set forth in Section 11.7.

3.4           The Committee, may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any granted Stock Option, in the manner and to the extent it shall deem necessary to carry it into effect.

3.5           Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

3.6           Meetings of the Committee shall be held at such times and places as shall be determined by the Committee. Notice of meetings shall be made in the same manner as required for Board meetings under the Bylaws. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present shall decide any question brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the signed affirmative vote, taken without an actual meeting, of all members. All proceedings of the Committee shall be evidenced by complete and detailed minutes, signed by the Committee members.

3.7           No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on her or his own part, including, but not limited to, the exercise of any power or discretion given to her or him under the Plan, except those resulting from her or his own bad faith, gross negligence, or willful misconduct.

3.8           It is understood that the options granted hereunder shall be non-qualified options, i.e., options that do not qualify as "incentive stock options" under Section 422A of the Code.

-2

3.9           Management of the Company shall supply full and timely information to the Committee on all matters relating to eligible Independent Directors and Advisory Board members, their duties and performance, and current information on death, retirement and disability or other termination of service of Optionees, and such other pertinent information as the Committee may require. The Company shall furnish the Committee with clerical and other assistance as necessary in performance of its duties hereunder.

Article IV

Number of Reserved Shares

4.1           Reserved Shares. The total number of Common Shares of the Company available for issuance under the Plan shall always be equal to one percent (1%) of the Company’s total issued and outstanding shares of Common Shares.  The reserved shares may be either authorized but unissued, or previously issued and subsequently reacquired.

4.2           Shares Under Expired or Terminated Options. If an Stock Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall be available for future grants of Stock Options.

Article V

Eligibility, Vesting and Allocation

5.1           Eligibility. Stock Options may be granted to Independent Directors and Advisory Board members of the Company as determined by the Committee.

The Committee shall determine the length of service required for each Optionee to be eligible to participate in this Plan.

5.2           Vesting. Subject to Section 6.8, Stock Options generally shall be exercisable at the rates established by the Committee.

5.3           Allocation. The number of Stock Options to be issued in any calendar year shall be in the discretion of the Committee.

Article VI

Terms and Conditions

6.1           Form of Option Agreement. All Stock Options shall be evidenced by agreements in the form of Attachment A hereto, or in such other form as may be duly approved pursuant to this Plan. Any such other form shall be subject to applicable provisions of the Plan, and such other provisions as the Committee may adopt, but always shall include the provisions set forth in Sections 6.2 through 6.10 below.

6.2           Price. The option price per share for Stock Options shall be equal to or more than 100% of the Fair Market Value of a Common Share on the grant date.

-3

6.3           Time of Grant. All Stock Options must be granted within 10 years from the date this Plan is adopted by shareholders. An Stock Option will remain exercisable until termination of the Option, even if the Plan itself has been terminated.

6.4           Time of Exercise. No Stock Option  shall be exercisable after the expiration of ten years from the date such is granted. Subject to Article V, the Committee may establish installment exercise terms for an Stock Option, such that the Option becomes fully exercisable over a series of cumulating portions.

If an Optionee shall not, in any given installment period, purchase all the Common Shares available within such period, such Optionee's right to purchase any Common Shares not purchased in such installment period shall continue until the expiration or sooner termination of such Option, unless there is a contrary provision in the Stock Option Agreement.

6.5           Exercise. An Stock Option shall be exercised by delivery of (a) a written notice of exercise (in the form of Attachment B hereto) to the Company specifying the number of Common Shares to be purchased, and (b) payment of the full price of such Common Shares, as set forth in Section 6.6.
Not less than 100 Common Shares may be purchased at one time unless the number purchased is the total number at the time available for purchase. Until the Common Shares represented by an exercised Option are issued to an Optionee, she or he shall have none of the rights of a shareholder.

6.6           Method of Payment. The purchase price for an Stock Option or portion thereof may be paid:

a.	In United States dollars by cashier's check, certified check, bank draft, or money order payable to order of the Company in an amount equal to the option price; or

b.
At the discretion of the Committee, through the delivery of fully paid and non-assessable Common Shares, with an aggregate Fair Market Value on the date of the exercise equal to the option price, provided such tendered shares have been owned by the Optionee for at least one year prior to such exercise; or

c.	By a combination of a. and b.; or

d.	In any other lawful consideration approved by the Committee, including without limitation salary set-offs, and exchange of options with higher exercise prices.

The Committee shall determine acceptable methods for tendering Common Shares as payment upon exercise, and may impose limitations on such use of Common Shares.

6.7           Transferability. Except by will or the laws of descent and distribution as provided by Section 6.8(c) below, and except for transfers to a Permitted Transferee, no Option, and no right or interest in any Stock Option, shall be assignable or transferable. Transfers to a Permitted Transferee shall be authorized only if (i) the transfer is a bona fide gift and not payment of anything to any person, directly or indirectly; (ii) the Optionee receives nothing of value, directly or indirectly, for the gift; and (iii) the transferred Options continue to be subject to the identical terms and conditions as the Options prior to such transfer. A Permitted Transferee means (and shall be limited to) an Optionee's Family members: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- or sister-in-law (including adoptive relationships); anyone sharing the Optionee's household (but not as a tenant), or a trust or other entity in which the Optionee and Family members hold more than 50% of its beneficial or voting interest. It is intended that the preceding comply with General Instruction A(l)(a)(5) to Form S-8 adopted by the Securities and

-4

Exchange Commission.

-5

6.8           Termination of Service as an Independent Director or Advisory Board member, Disability, or Death of Optionee. If an Optionee shall cease service to the Company as an Independent Director or Advisory Board member, dies, or become permanently or totally disabled (within the meaning of Section 22(e)(3) of the Code) while he or she is holding Options, each Option shall expire as follows:

a.
If the Optionee's termination of service occurs for any reason except death, disability, or retirement pursuant to a Company approved retirement policy then in effect, during the first year after grant of the Option, the Optionee's right to exercise shall terminate to the extent not theretofore exercised

b.
If the Optionee's termination of service occurs for any reason, except death or disability, more than 12 months after grant of the Option, the Optionee shall have the right to exercise the Option for three months after termination to the extent that it was exercisable on the date of termination of service; however, that if the service of an Optionee shall terminate, or if a director shall be removed, for cause, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate forthwith.

c.
If at any time after date of the grant, the Optionee (i) retires from service pursuant to a Company approved retirement policy then in effect, or (ii) becomes permanently and totally disabled (within the meaning of Section 105(b)(4) of the Code), the Option shall become exercisable in full on the date of such retirement or disability and remain exercisable for one year.

d.
If the Optionee shall die while serving by the Company, the personal representative or administrator of the Optionee's estate or the person(s) to whom the Option was validly transferred by personal representative or administrator, shall have the right to exercise the Option for one year after death.

No transfer of an Stock Option by the will of an Optionee, or by the laws of probate shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish validity of the transfer.

6.9           Leaves of Absence. For purposes of the Plan, it shall not be considered a termination of service when an Optionee is placed by the Company on military or sick leave or other type of leave of absence considered as continuing intact the service relationship. In case of a leave of absence other than military leave, the service relationship shall be continued until the later of the date when such leave equals 90 days or the date when the Optionee's right to serve the Company shall no longer be guaranteed by statute or contract.

Article VII

Adjustments on Changes in Capitalization

7.1           In the event that the outstanding Common Shares of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, prompt, proportionate, equitable, lawful, and adequate adjustment shall be made of the aggregate number and kind of shares subject to Options which may have been granted, such that the Optionee shall have the right to purchase such Common Shares as may be issued in exchange for those purchasable on exercise of the Options had such merger, consolidation, other reorganization, recapitalization, reclassification,

-6

combination of shares, stock split-up, or stock dividend not taken place;

-7

7.2           The foregoing adjustments and their manner of application shall be determined solely by the Committee (or by the Board, if there be no committee). No fractional shares shall be issued under the Plan on account of any such adjustments.

Article VIII

Merger or Consolidation

8.0           If the Company shall be a party to a binding agreement to any merger, consolidation, or reorganization of which the Company shall not be the survivor, each outstanding Option shall pertain and apply to the securities which a shareholder of the Company would be entitled to receive pursuant to such merger, consolidation, or reorganization. Every Optionee shall have the right immediately prior to taking effect of such a transaction, to exercise the Option to the extent not exercised by such date. If Options are not exercised by such date, the unexercised Options shall be deemed exchanged for new options to purchase common shares in the successor company, adjusted as necessary (as to price and/or number of shares) to preserve the Optionee's opportunity to buy stock in the successor company, in the proportion that the Common Shares (including Options as if they had been exercised before the transaction) bear to the total outstanding securities of the successor company.

Article IX

Amendment and Termination of Plan

9.1           The Committee, without further approval of the shareholders, and at any time and from time to time, may suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee deems appropriate and in the best interest of the Company; provided, however, that no such amendment shall be made which would, without approval of the shareholders:

a.	Materially modify the eligibility requirements for receiving Options;

b.	Increase the total number of Common Shares which may be issued pursuant to Options, except in accordance with Article VII;

c.	Reduce the minimum exercise price per Common Share, except in accordance with Article VII;

d.	Extend the period of granting Options; or

e.	Materially increase in any other way the benefits to Optionees.

9.2           No amendment, suspension, or termination of this Plan shall, without the Optionee's consent, alter or impair any of the rights or obligations under issued Options.

9.3           No Option may be granted during any suspension of the Plan or after termination of the Plan.

-8

Article X

Regulations

10.0           The obligation of the Company to issue Common Shares for exercised Stock Options shall be subject to all applicable laws and regulations, including without limitation (i) for citizens of the United States, the Securities Act of 1933 and state securities laws, (ii) for citizens of Canada and other jurisdictions, the securities laws of Canada and other jurisdictions, and (iii) if the Company is listed, on the NASDAQ market system, or the requirements of other changes or quotation markets.

Article XI

Miscellaneous Provisions

11.1 No Right to Service as an Independent Director or Advisory Board member. No person shall have any claim or right to be granted an Option under the Plan, and the grant thereof under the Plan shall not be construed as giving any person the right to serve as an Independent Board or Advisory Board member of the Company, or to continue any such service or consulting status.

11.2           Plan Expenses. The Company will pay all expenses of administering this Plan.

11.3           Use of Exercise Proceeds. Money received from Optionees on the exercise of Options shall be used for the general corporate purposes of the Company.

11.4           Foreign Nationals. Without amending the Plan, grants may be made to Independent Board and Advisory Board members of the Company who are foreign nationals or employed outside the United States, or both, on terms and conditions consistent with the Plan's purpose but different from those specified in the Plan as may be necessary or desirable to create equitable opportunities, given differences in tax laws.

11.5           Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit, or proceeding, a Committee member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on her or his own behalf.

11.6           Substitute Options. Options may be granted under this Plan from time to time in substitution for options held by Independent Board and Advisory Board members of other corporations who become Independent Board and or Advisory Board members of the Company as the result of a merger or the consolidation of the employing corporation with the Company or the acquisition by the Company of the assets of the employing corporation or the acquisition by the Company of stock of the employing corporation as a result of which it becomes a subsidiary of the Company.

-9

11.7           Forfeiture for Dishonesty. Notwithstanding anything to the contrary in the Plan, if the Committee in good faith finds by a majority vote, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonesty in the course of her or his service to the Company or any subsidiary corporation, which damaged the Company or any subsidiary corporation, or for disclosing trade secrets of the Company or any subsidiary corporation, the Optionee shall forfeit all unexercised Options. The decision of the Committee shall be final.

Article XII

Information Delivery Requirements

12.1           In order that the Company complies with its obligations under the securities laws, an Optionee desiring to exercise his or her options will notify the Chief Executive Officer or Chief Financial Officer of the Company of his or her intention, in writing. Such Officer shall direct other officer(s) of the Company to meet with the individual to deliver and discuss the following information: If the Company is registered with the SEC, copies of its last annual report, quarterly report, proxy statement and any Form 8-K reports; If the Company is not so registered, then copies of the audited financial statements for the last fiscal year and unaudited interim financial statements; a summary of current and expected contracts and overall business strategy; copies of the articles of incorporation and significant business contracts in place; and copies of debt/credit fine documents, and any other document material to the evaluation of an investment in the Company. Prior to the exercise of the Option, the Optionee shall acknowledge receipt of the delivered information in writing.

Article XIII

Shareholder Approval and Effective Date

14.0           This Plan is effective as of the date it is approved by the shareholders.

* * * * * * * *

-10

This Plan was presented to the Shareholders of the Company and approved by the Shareholders on June 27, 2008 and incorporated into the minutes and books of the Company.

ATTEST:                                                                           U.S. ENERGY CORP.

/s/  Steven R. Youngbauer                /s/ Mark J Larsen
Secretary                                                                           President

-11